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FOR IMMEDIATE RELEASE
CONTACT:



Jeffrey Volk/John W. Heilshorn
Lippert/Heilshorn & Associates Inc.
(212) 838-3777
Jeff@lhai.com



             YES! ENTERTAINMENT CORPORATION ANNOUNCES STRUCTURE OF
                             CONVERTIBLE SECURITIES



        PLEASANTON, CALIFORNIA, AUGUST 4, 1997 - YES! ENTERTAINMENT CORPORATION (Nasdaq NM Symbol: YESS) today announced that it has entered into agreements with the institutional investors who purchased convertible securities in the first quarter of 1997 restructuring the terms of the prior agreements with respect to those securities. The transaction was agreed to in principle in the second quarter of 1997 and has an effective date of April 30, 1997.

        The new terms provide for a lockup until November 1, 1997, prohibit short sales, and place significant restraints on the conversion into and sale of the common stock issuable upon conversion. All prior formulas for determining the conversion price of the securities have been eliminated in favor of a discount to the value of the Company's common stock at the time of conversion.

        The securities are redeemable at the option of the Company at any time. Any amount of the securities remaining after five years will convert at the then-prevailing conversion price.

        Commenting on the restructure, Don Kingsborough, chairman and chief executive officer of YES! Entertainment Corporation, stated, "We are pleased to have completed the restructure of this investment and appreciate the cooperation of the investor group. We believe that the new terms of these securities more closely align the interests of the convertible securities investors with those of the Company's common stockholders."

        Cappello & Laffer Capital Corp. was the Company's exclusive financial advisor in connection with this transaction.

        The Company intends to file a Current Report on Form 8-K with the Securities and Exchange Commission regarding the transactions described herein. The form of documents executed by the Company that contain the specific terms of the transaction will be included therewith as exhibits.

        The Company's business is subject to a number of business risks and the Company's financial results may vary materially as a result of the realization of such risks, including any one or more of the known risks identified in the Company's filings under the Securities Exchange Act of 1934, in particular under the section captioned Business Factors" of the Company's Form 10-Q for the quarter ended March 31, 1997 filed and for the quarter ended June 30, 1997 to be filed with the Securities and Exchange Commission.

        YES! Entertainment Corporation develops manufactures, and markets toys and other entertainment products, including a variety of interactive products. YES! uses innovative technology to design products that are fun for children and build on their natural creativity.